Exhibit 10(ii)(b)

BANK OF NORTH CAROLINA

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of December, 2004, by and between Bank of North Carolina, a North Carolina-chartered commercial bank (the “Bank”), and Richard D. Callicutt, II, its Executive Vice President (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank, and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned,

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status,

WHEREAS, the Executive is a participant in the January 1, 1998 Supplemental Executive Retirement Plan of the Bank, and

WHEREAS, the Bank and the Executive intend that this Agreement shall supersede and replace any and all benefits to which the Executive is or may hereafter be entitled under the January 1, 1998 Supplemental Executive Retirement Plan, and from and after the Effective Date (as hereinafter defined) of this Agreement the Executive disclaims any right to benefits under and any interest in the January 1, 1998 Supplemental Executive Retirement Plan, both on behalf of himself and on behalf of his estate and his beneficiaries.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified:

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%. The initial discount rate is 6.25%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into after the date of this Agreement by the Executive and the Bank or the Company. If the Executive is not a party to a severance or employment agreement containing a definition of Change in Control, Change in Control means any of the following events occur –

(a) Merger: BNC Bancorp, a North Carolina corporation of which the bank is a wholly owned subsidiary (the “Company”), merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation,

(b) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of the Company’s voting securities outstanding (but this clause (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of the Company or any subsidiary(ies)). For purposes of this Agreement, “subsidiary” means an entity in which the Company beneficially owns 50% or more of the outstanding voting securities, whether the Company owns the shares directly or owns the shares indirectly through an intermediate subsidiary,

(c) Change in Board Composition. during any period of two consecutive years, individuals who constitute the Company’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that – for purposes of this clause (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: The Company sells to a third party all or substantially all of the Company’s assets. For this purpose, sale of all or substantially all of the Company’s assets includes sale of the shares or assets of the Bank alone.

1.5 “Disability” means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. At the Bank’s request, the Executive must submit to the Bank proof of the carrier’s or Social Security Administration’s determination.

1.6 “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.7 “Early Termination Date” means the date on which Early Termination occurs.

1.8 “Effective Date” means January 1, 2004.

1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.10 “Normal Retirement Age” means the Executive’s 65th birthday.

1.11 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.12 “Plan Administrator” means the plan administrator described in Article 8.

1.13 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.14 “Termination for Cause” and “Cause” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into after the date of this Agreement by the Executive and the Bank or the Company. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive’s employment for any of the following reasons –

(a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, causing material harm to the Bank or affiliates, or

(b) disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or

(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, causing material harm to the Bank or affiliates, or

(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate causing material harm to the Bank or affiliates, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

1.15 “Termination of Employment” means that the Executive ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. For Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $129,500. Beginning with the year after the year in which the Normal Retirement Date occurs, the amount of the annual benefit under this Section 2.1.1 shall be increased annually at a rate of 3% to offset inflation.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive’s Normal Retirement Date. The Normal Retirement annual benefit shall be paid to the Executive for the Executive’s lifetime.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Accrual Balance at the end of the Plan Year preceding the year in which Early Termination occurred.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in a single lump sum on the first day of the month after the month in which Early Termination occurred.

2.3 Disability Benefit. Upon Termination of Employment due to Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit amount set forth on Schedule A for the Plan Year ended immediately before the date on which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1). Beginning one year after payment of the Disability benefit commences, the amount of the annual benefit under this Section 2.3.1 shall be increased annually at a rate of 3% to offset inflation.

2.3.2 Payment of Benefit. Beginning with the month immediately after the Executive’s Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for the Executive’s lifetime.

2.4 Change-in-Control Benefit. If a Change in Control occurs after the date of this Agreement, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Accrual Balance required by Section 2.1 at the Executive’s Normal Retirement Age, without reduction for the time value of money or other discount.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Change in Control.

2.4.3 Preservation of Change-in-Control Benefit if the Executive is Preemptively Terminated Without Cause. If the Executive is involuntarily terminated without Cause after a Change in Control is announced but before the Change in Control occurs, the Executive shall be entitled to the benefit under this Section 2.4 instead of any other benefit under this Agreement and shall be deemed to have been terminated after the Change in Control occurred. The Bank shall pay the Change-in-Control benefit to the Executive in one lump sum within three days after the Executive’s Termination of Employment. A Change in Control shall be considered to have been announced on the date a press release is issued concerning the Change in Control, on the date a Form 8-K Current Report is filed with the Securities and Exchange Commission to report the Change in Control event, on the date an annual or quarterly report or proxy statement is filed with the Securities and Exchange Commission disclosing the Change in Control event, or on the date when information concerning the Change in Control is publicly disseminated in any other manner, whichever first occurs.

2.5 Change-in-Control Payout of Normal Retirement Benefit or Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Sections 2.1.2 or 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid.

2.6 Petition for Payment of Normal Retirement Benefit or Disability Benefit. If the Executive is entitled to the normal retirement benefit provided by Section 2.1 or the Disability benefit provided by Section 2.3, the Executive may petition the board of directors to have the Accrual Balance amount corresponding to that particular benefit paid to the Executive in a single lump sum. The board of directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

2.7 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies in active service to the Bank before the Normal Retirement Date, the Bank shall pay to the Executive’s Beneficiary (a) an amount in cash equal to the Accrual Balance at the end of the Plan Year preceding the year of the Executive’s death, unless the Change-in-Control benefit shall have previously been paid to the Executive under Section 2.4, and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A.

3.2 Death after Termination of Employment. If the Executive dies after Termination of Employment and the Executive is entitled to the normal retirement benefit provided by Section 2.1 or the Disability benefit provided by Section 2.3, the Bank shall pay to the Executive’s Beneficiary (a) an amount in cash equal to the Accrual Balance remaining at the time of the Executive’s death, and (b) the benefit described in the Split Dollar Agreement. If the Executive dies after Termination of Employment and the Executive has previously received payment of the Early Termination benefit under Section 2.2 or the Change-in-Control benefit under Section 2.4, the Bank shall pay to the Executive’s Beneficiary the benefit described in the Split Dollar Agreement. However, no benefits under this Agreement or under the Split Dollar Agreement shall be paid or payable to the Executive, the Executive’s Beneficiary, or the Executive’s estate if this Agreement is terminated according to Article 5.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Employment is a result of Termination for Cause. Likewise, the Bank shall not pay any benefits under the Split Dollar Agreement attached to this Agreement as Addendum A, and the Split Dollar Agreement also shall terminate, if Termination of Employment is a result of Termination for Cause.

5.2 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.3 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.4 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1 Initiation – Written Request. To initiate the review, within 60 days after receiving the Bank’s notice of denial the claimant must file with the Bank a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7

Miscellaneous

7.1 Amendments and Termination. Subject to Section 7.15 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement and the Split Dollar Agreement attached as Addendum A constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein. This Agreement supersedes and replaces any and all benefits to which the Executive is or may hereafter be entitled under the January 1, 1998 Supplemental Executive Retirement Plan. From and after the Effective Date of this Agreement the Executive disclaims any right to benefits under and any interest in the January 1, 1998 Supplemental Executive Retirement Plan, both on behalf of himself and on behalf of his estate and his beneficiaries.

7.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Bank of North Carolina, 831 Julian Avenue, P.O. Box 1148, Thomasville, North Carolina 27361-1148.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.

7.14 Internal Revenue Code Section 280G Gross Up. (a) Additional Payment to Account for Excise Taxes. If as a result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the

Bank or its affiliates (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under section 4999 of the Internal Revenue Code (the “Excise Tax Payment”), and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the “Gross-Up Payment Amount.”

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

(1)	Determination of “Parachute Payments” Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s Termination of Employment (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank, any person whose actions result in a Change in Control, or any person affiliated with the Bank or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

(2)	Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

(3)	Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive shall repay to the Bank – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA, and Medicare withholding taxes and/or a federal, state, or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Bank shall make an additional Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties, or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Bank. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 7.14(a), all determinations required to be made under this Section 7.14(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Bank and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Bank (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Bank (“Overpayment”). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to Section 7.14(a), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that his expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

7.15 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.15 shall become null and void effective immediately upon a Change in Control.

7.16 Automatic Review Procedure. On the third year anniversary of the Effective Date and every third year thereafter the Bank will automatically review this Agreement for reasonableness of benefits with the intent that the Executive’s target benefit shall be 76% of compensation less the Bank-provided benefits. For purposes of this Agreement, Bank-provided benefits include but are not limited to (a) the Bank 401(k) match and (b) the Bank portion of

Social Security benefits. The term “compensation” as used in this Section 7.16 means the base annual salary of the Executive projected at the Executive’s Normal Retirement Age. Base Annual Salary means compensation of the type that would, according to the Securities and Exchange Commission’s Regulation S-K Item 402(b) (17 CFR 229.402(b) (2003)), be required to be reported as salary in column (c) of that rule’s Summary Compensation Table. The term Base Annual Salary specifically excludes director fees and other director compensation, bonus, option grants and any other compensation that would be reported in separate columns in the Summary Compensation Table, but it includes salary deferred at the election of the Executive.

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:

Bank of North Carolina

/s/ Richard D. Callicutt, II	By:	/s/ W. Groome Fulton, Jr.
Richard D. Callicutt, II	Its:	Chairman

	And By:	/s/ W. Swope Montgomery, Jr.
	Its:	President and CEO

BENEFICIARY DESIGNATION

BANK OF NORTH CAROLINA

SALARY CONTINUATION AGREEMENT

I, Richard D. Callicutt, II, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary: Personal Confidential Information

_________________________________________________________________________________________________________.

Contingent: Personal Confidential Information

_________________________________________________________________________________________________________.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	/s/ Richard D. Callicutt, II
Richard D. Callicutt, II

Date:	December 31, 2004

Accepted by the Bank this 31st day of December, 2004.

By:	/s/ W. Groome Fulton, Jr.
Print Name:	W. Groome Fulton, Jr.
Title:	Chairman

SCHEDULE A

BANK OF NORTH CAROLINA

SALARY CONTINUATION AGREEMENT

Richard D. Callicutt, II

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.25% (1)		Disability annual benefit payable at Normal Retirement Age (2)	Change-in- Control benefit payable in a lump sum	Normal Retirement benefit payable at Normal Retirement Age (3)
1	2004	45	$91,363		$23,435	$1,667,552	$0
2	2005	46	$135,387		$32,628	$1,667,552	$0
3	2006	47	$182,242		$41,266	$1,667,552	$0
4	2007	48	$232,112		$49,382	$1,667,552	$0
5	2008	49	$285,189		$57,007	$1,667,552	$0
6	2009	50	$341,680		$64,172	$1,667,552	$0
7	2010	51	$401,804		$70,903	$1,667,552	$0
8	2011	52	$465,796		$77,228	$1,667,552	$0
9	2012	53	$533,904		$83,170	$1,667,552	$0
10	2013	54	$606,393		$88,754	$1,667,552	$0
11	2014	55	$683,544		$94,000	$1,667,552	$0
12	2015	56	$765,658		$98,928	$1,667,552	$0
13	2016	57	$853,053		$103,559	$1,667,552	$0
14	2017	58	$946,071		$107,911	$1,667,552	$0
15	2018	59	$1,045,071		$111,999	$1,667,552	$0
16	2019	60	$1,150,439		$115,840	$1,667,552	$0
17	2020	61	$1,262,584		$119,449	$1,667,552	$0
18	2021	62	$1,381,943		$122,840	$1,667,552	$0
19	2022	63	$1,508,979		$126,026	$1,667,552	$0
20	2023	64	$1,644,186		$129,019	$1,667,552	$0
	February 2024	65	$1,667,552	(4)	$129,500	$1,667,552	$0
21	2024	65	$1,645,410				$107,917
22	2025	66	$1,613,946				$132,738
23	2026	67	$1,576,338				$136,720
24	2027	68	$1,532,069				$140,821
25	2028	69	$1,480,582				$145,046
26	2029	70	$1,421,283				$149,397

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.25% (1)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in- Control benefit payable in a lump sum	Normal Retirement benefit payable at Normal Retirement Age (3)
27	2030	71	$1,353,533			$153,879
28	2031	72	$1,276,650			$158,496
29	2032	73	$1,189,905			$163,250
30	2033	74	$1,092,513			$168,148
31	2034	75	$983,640			$173,192
32	2035	76	$862,389			$178,388
33	2036	77	$727,802			$183,740
34	2037	78	$578,858			$189,252
35	2038	79	$414,460			$194,929
36	2039	80	$233,440			$200,777
37	2040	81	$34,545			$206,801
38	February 2041	82	$0			$34,635

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning March 1, 2024.
(2)	The Disability benefit is calculated as an annual payment stream of the Accrual Balance, using a standard discount rate (6.25%). The Disability benefit amounts are included for illustrative purposes only. Under section 2.3.1 of the Salary Continuation Agreement, the Disability benefit amount increases annually by 3% to offset inflation, beginning in the year after payment of the Disability benefit commences.
(3)	The Normal Retirement annual benefit under section 2.1 of the Salary Continuation Agreement continues for the Executive’s lifetime. This illustration merely shows the Normal Retirement annual benefit until the Executive attains age 82. The Normal Retirement annual benefit in 2024 consists of ten monthly payments. The Normal Retirement annual benefit in 2041 consists of two monthly payments. The illustrated Normal Retirement annual benefit figures reflect the annual 3% increase to offset inflation. Consistent with section 2.1.1 of the Salary Continuation Agreement, this illustration assumes that the 3% annual increase occurs in March of each year, beginning in March 2025.
(4)	Projected retirement occurs February 3, 2024, with the first normal monthly retirement benefit payment being made on March 1, 2024.